Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Expedia, Inc. 2005 Stock and Annual Incentive Plan of our reports dated February 20, 2008, with respect to the consolidated financial statements of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Expedia, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
October 29, 2008